Exhibit 10.27
[Symantec Letterhead]

April 27, 2016

Ajei Gopal
[Address]
[Address]

Dear Ajei,

We are delighted to offer you the position of Interim President and Chief Operating Officer and a member of the Office of the President at Symantec Corporation. This position is based in Mountain View, California, and reports to the Board of Directors of Symantec. You are joining a talented and passionate team driven to protect the world's information and the people who use it. We do work that matters, and we are confident you will find rewarding opportunities with us.

Start Date
Your first day of employment with the company will be April 27, 2016. Your employment will be for a limited, interim period of time, while the Board conducts a search for the next permanent CEO of Symantec. We understand that you will remain employed by but are taking a leave-of-absence from your current employer (Silver Lake Technology Management, L.L.C.) to accept this interim position.

Salary
You will receive a monthly base salary of USD 200,000 for the duration of your employment, payable in installments on a bi-weekly basis. Base salary for the first month and last month of employment will be prorated based on the number of days worked.

Benefits
Due to the nature of your role with the company, you will not be eligible to participate in any of Symantec's bonus compensation programs, and you will not be eligible to receive any Symantec equity grants. Additionally, you will not be eligible for change-in-control protections, severance benefits, or other benefits that are normally offered for an equivalent executive position (including, without limitation, the Symantec Corporation Executive Retention Plan and the Symantec Corporation Executive Severance Plan). You will be eligible to participate in Symantec's health insurance plans (if you elect to do so), and Symantec will reimburse you for all reasonable business travel and lodging expenses in accordance with Symantec's Employee Travel and Expense Policy.

Proprietary Information
The attached Symantec Confidentiality and Intellectual Property Agreement must be signed and returned with your offer letter. It requires that you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for Symantec; 2) you will not bring with you any confidential or proprietary material of any former employer (or of Silver Lake if such material does not relate to Symantec); and 3) other than any information that you deem appropriate to share with Silver Lake as an investor with representation on the Symantec board, you will hold in confidence any proprietary information received as an employee of Symantec and will assign to us any inventions that you make while employed by Symantec.

Company Policies
As a Symantec employee, you agree to comply with all applicable Company policies, including but not limited to, our Code of Conduct.

Employment Status
This letter does not constitute a contract of employment for any specific period of time but creates an "employment at will" relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by this offer. Participation in any of Symantec's benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Company's General Counsel.

Federal law requires that Symantec document an employee's authorization to work in the United States. To comply, Symantec must have a completed Form I-9 for you on your first working day. You agree to provide Symantec with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

Please review this offer and confirm your acceptance by the end of business on April 28, 2016 by signing in the space indicated below, and return to Scott Taylor.

Should you have any questions on this offer, do not hesitate to call Scott Taylor at .

Ajei, we are very pleased to have you come to work at Symantec. We will continue to be the leading force in protecting the world's Information and people-and we look forward to you joining us to make a difference in the world.

Sincerely,

/s/ Dan Schulman

Dan Schulman
Chairman of the Board, Symantec Corporation

I accept the offer of employment as stated in this letter,

/s/ Ajei Gopal        April 27, 2016
Ajei Gopal        Date